Exhibit 99.1

Wednesday, July 28, 2004, 10:00 AM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

 ISOLAGEN PROCESS INITIAL PHASE III SIX MONTH MARKER DATA POSITIVE

HOUSTON – (PRNewswire) – July 28, 2004 – Isolagen, Inc. (AMEX: ILE) released six-month marker data of the first Isolagen Process Phase III study that indicates a positive response in 82% of the Isolagen treated patients who were evaluated.

This initial and ongoing study was designed to assess improvement for facial contour deformities.  On July 21, 2004 the Company announced the commencement of two additional Phase III trials under a Special Protocol Assessment (“SPA”) with the U.S. Food and Drug Administration (“FDA”) for treatment of facial wrinkles only.  These simultaneous pivotal Phase III trials are designed to further assess the safety and effectiveness of the Isolagen Process and provide the type of data necessary to support FDA approval of the process. The timing of these additional trials should allow Isolagen to file for its Biological License Application (“BLA”) as early as the first quarter of 2005.

In the initial Phase III study, 82% of the Isolagen treated group who were evaluated were responders at six (6) months, as compared to 77% at four (4) months.

The original study was conducted at ten (10) sites and had an “intent to treat” population of 158 patients with an “evaluable” population of 146 patients.  These patients were 90.5% female and 9.5% male with a mean age of 46.8 years old and a standard deviation of approximately 10 years.  Over 91.8% of the treated population was Caucasian, 4.4% Asian, 1.9% Hispanic and 1.9% Black.  The trial had four (4) month and six (6) month clinical end points with the physician photo guide assessment as the objective measure.

“This preliminary Phase III trial was designed to assess facial contour deformities through objective measurements.  To be considered responsive to the treatment process, a patient would have to move two (2) points on a seven (7) point scale. The six month results indicate that 82% of the patients evaluated had at least a two (2) point move on the scale which is very encouraging,” said Michael Macaluso, CEO.  “We remain optimistic that the study results at the one year mark will be even better.”

John’s Hopkins University, Baltimore, Assistant Professor of Dermatology, Dr. Robert Weiss, a principal investigator in the trial commented, “These initial results exceeded my expectations.”

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration.  The company’s product candidates are based on its proprietary Isolagen Process.  Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process has the potential of being shown to be a safe and effective treatment for a variety of conditions.  Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient.  Isolagen’s product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements.  Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see http://www.isolagen.com.

Contact:

Michael Macaluso, CEO and President – (713) 780-4754

Jeffrey Tomz, Chief Financial Officer and Secretary - (713) 780-4754

Kate McNeil, Investors Contact, Investor Relations Group – (212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group – (212) 825-3210